Exhibit 3(i)

                            Certificate of Amendment
                                       of
                          Certificate of Incorporation
                                       of
                                    TMS, Inc.

     TMS, Inc., an Oklahoma corporation (the "Corporation"),

DOES HEREBY CERTIFY:

     FIRST: That, on August 4, 2004, the Corporation's board of directors approved an amendment to the Corporation's Certificate of Incorporation to change the Corporation's name to TMSS Liquidation, Inc.

     SECOND: That the shareholders of the Corporation approved the amendment at a special meeting of the shareholders on December 17, 2004, which was called and held in accordance with the Oklahoma General Corporation Act.

     THIRD: That the amendment was duly adopted in accordance with the provisions of Section 1077 of the Oklahoma General Corporation Act.

     FOURTH: That the Corporation's Certificate of Incorporation is hereby amended to provide that the name of the Corporation is TMSS Liquidation, Inc.

     DATED March 7, 2005.

                                       DEBORAH D. MOSIER
                                       Deborah D. Mosier, President

Attest:


ART CROTZER
Art Crotzer, Secretary